Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement on Form S-8 of IDI Inc. (formerly known as Tiger Media, Inc.) of our report dated April 15, 2015, with respect to our audits of the consolidated financial statements of IDI, Inc. (formerly known as Tiger Media, Inc.) as of December 31, 2014 and 2013 and for the years ended which are included in the Annual Report on Form 10-K of IDI, Inc. (formerly known as Tiger Media Inc.) for the year ended December 31, 2014. We were dismissed as auditors on May 14, 2015 and, accordingly, we have not performed any audit or review procedures with respect to any financial statement appearing in such Registration Statement for any periods subsequent to December 31, 2014.

Marcum Bernstein & Pinchuk LLP

New York, New York

August 14, 2015